Exhibit 2
ASSIGNMENT

This Assignment  (the "Assignment) is made this 22nd day of May, 2008 between Gerald G. Barton and Martha Jo Barton, Trustees of The Barton Family Trust (“Assignor”) and BDV Family, LLC (“Assignee”).

RECITALS:

WHEREAS, for good and valuable consideration, the receipt of which is hereby acknowledged, Assignor hereby assigns, transfers and conveys to Assignee 1,733,268 shares of Landmark Land Company, Inc. Common Stock (the “Stock”).

WHEREAS, all voting rights in and to the Stock and all rights to receive dividends from the Stock shall remain vested in Assignor until the death of the later to survive of Gerald G. Barton and Martha Jo Barton, at which time all such voting rights and rights to receive dividends shall vest in Assignee.

IN WITNESS WHEREOF, the parties have executed this Assignment on the date first above written.

Assignor:

GERALD G. BARTON AND
MARTHA JO BARTON, TRUSTEES
THE BARTON FAMILY TRUST

/s/ Gerald G. Barton
Gerald G. Barton

/s/ Martha Jo Barton
Martha Jo Barton

Assignee:

BDV FAMILY, LLC

By:	/s/ G. Douglas Barton
Name:	G. Douglas Barton
Title:	President

STATE OF MARYLAND	)
	)	SS:
COUNTY OF PRINCE GEORGES	)

On this 22nd day of May, 2008, before me, the undersigned Notary Public in and for said County and State, personally appeared Gerald G. Barton and Martha Jo Barton, Trustees of The Barton Family Trust, as Assignor and G. Douglas Barton, President, on behalf of BDV Family, LLC, as Assignee, to be known to be the identical persons who signed the foregoing instrument as its Assignor and Assignee, and acknowledged to me that they executed the same as their free and voluntary act and deed for the uses and purposes therein set forth.

Witness my hand and official seal the day and year last above written.

/s/ Georgene A. Feather
Notary Public
(SEAL)

My Commission Expires:  October 11, 2011